Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares and the amended articles of association of FBS Global Limited (the “Company”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association, which are incorporated by reference as Exhibits 1.1 and 1.2 of the Company’s Annual Report.

As of December 31, 2025, the Company has the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value US$0.001	FBGL	The Nasdaq Capital Market LLC

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated with limited liability in the Cayman Islands and our affairs are governed by our Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association, the Companies Act (as revised) and the common law of the Cayman Islands.

Our authorized share capital is $500,000 divided into 500,000,000 Ordinary Shares, par value of $0.001 each.